                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (this "AGREEMENT") is entered into as of the 5th day of January, 2007 by and among Dynabazaar, Inc., a Delaware corporation ("DYNABAZAAR"), LQ Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Dynabazaar ("LMC"), and L Q Corporation, Inc., a Delaware corporation ("LQ").

A. WITNESSETH:

                  1. The Boards of Directors of Dynabazaar, LMC and LQ have each approved and adopted this Agreement and determined that the merger (the "MERGER") of LMC with and into LQ, with the result that LQ, as the surviving corporation, will continue as a wholly owned subsidiary of Dynabazaar, is advisable and in the best interests of their respective stockholders. The parties intend (i) that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "CODE"), (ii) by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Sections 354 and 361 of the Code and (iii) that the transactions contemplated by this Agreement be undertaken pursuant to such plan.

                  2. Pursuant to the Merger, each outstanding share of LQ's common stock, par value $.001 per share (the "LQ COMMON STOCK" and each such share, a "SHARE"), shall be converted into the right to receive the Merger Consideration (as defined below), with the result that LQ's stockholders will receive, in the aggregate, approximately 11,717,805 shares of Dynabazaar's common stock, par value $.001 per share (the "DYNABAZAAR COMMON STOCK").

                  3. In connection with the Merger and this Agreement, Barington Capital Group, L.P. and certain of its affiliates which are collectively the owners of approximately 7.2% of the outstanding LQ Common Stock and the owners of approximately 5.9% of the outstanding Dynabazaar Common Stock have agreed to vote all shares of LQ Common Stock and Dynabazaar Common Stock beneficially owned by them as to the approval of the Merger, in proportion to the votes of the other stockholders of the respective corporations.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

B. THE MERGER

                  1. Effective Time, etc. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in F. below, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger (the "CERTIFICATE OF MERGER") as contemplated by the Delaware General Corporation Law (the "DGCL"). The Merger shall become effective at the time of such filing or at such later time, if any, as is agreed by the parties hereto and specified in the Certificate of Merger (the "EFFECTIVE TIME"). At the Effective Time, LMC shall be merged with and into LQ, the separate corporate existence of LMC shall cease, and LQ shall continue as the surviving corporation (sometimes referred to as the "SURVIVING CORPORATION"). The certificate of incorporation and by-laws of LMC, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation until amended as provided therein. The directors of LMC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of LQ immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  2. Effect on Securities, Etc. At the Effective Time, by virtue of the Merger:

                  (a) Conversion of Securities. (i) Each Share issued and outstanding immediately prior to the Effective Time shall be converted, subject to adjustment as provided in Section B.2(d) below, into the right to receive
3.65 shares (the "EXCHANGE RATIO") of Dynabazaar Common Stock (the "STOCK CONSIDERATION"). Each Share held in the treasury of LQ or owned by Dynabazaar, LMC or any direct or indirect subsidiary of LQ or Dynabazaar immediately prior to the Effective Time shall be canceled and retired without payment.

                  (b) Stock Options. At the Effective Time, all options ("LQ STOCK OPTIONS") to purchase LQ Common Stock then outstanding, whether under LQ's 1996 Equity Incentive Plan, or otherwise (together, the "LQ STOCK OPTION PLANS"), shall be treated in accordance with Section E.9.

                  (c) Capital Stock of LMC. Each share of common stock, $0.01 par value per share, of LMC issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, with the result that the Surviving Corporation shall become a wholly owned subsidiary of Dynabazaar.

                  (d) Adjustments to Exchange Ratio, Etc. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Dynabazaar or LQ shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any acquisition or retirement of shares by the issuer thereof, or any stock dividend thereon with a record date during such period (but excluding any exercise of stock options issued and outstanding as of December 22, 2006 as set forth in Section C.3.), the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

                  (e) Fractional Shares. No certificates or scrip representing less than one share of Dynabazaar Common Stock shall be issued in exchange for shares of LQ Common Stock upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding shares of LQ Common Stock (the "CERTIFICATES"). In lieu of any such fractional share, each holder of LQ Common Stock who would otherwise have been entitled to a fraction of a share of Dynabazaar Common Stock upon surrender of LQ Common Stock for exchange shall be paid upon such surrender (and after taking into account all Certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the closing price of the Dynabazaar Common Stock on the NASDAQ OTCBB as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Dynabazaar and LQ) on the trading day immediately preceding the date of the Effective Time.

                  3. Exchange of Shares. (a) Exchange Agent. Dynabazaar shall cause to be supplied to a bank or trust company designated by Dynabazaar and reasonably acceptable to LQ (the "EXCHANGE AGENT"), in trust for the benefit of the holders of LQ Common Stock, as needed for exchange and payment in accordance with this Section through the Exchange Agent, certificates evidencing the shares of Dynabazaar Common Stock issuable pursuant to Section B.2(a), and the cash to be paid in lieu of fractional shares pursuant to Section B.2(e).

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Dynabazaar will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Dynabazaar may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Dynabazaar Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole shares of Dynabazaar Common Stock which such holder has the right to receive in accordance with Section B.2.(a) and (B) cash in respect of fractional shares as provided in Section B.2.(e) (the shares of Dynabazaar Common Stock and cash in respect of fractional shares being referred to, collectively, as the "MERGER CONSIDERATION"), except that Shares held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of the Depository Trust Company. Certificates surrendered shall be canceled as of the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of LQ as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Section to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Dynabazaar Common Stock, and cash in respect of fractional shares, into which such Shares shall have been so converted.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Dynabazaar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Dynabazaar Common Stock such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section B.3.(b).

                  (d) Transfers of Ownership. If any certificate for Dynabazaar Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Dynabazaar or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Dynabazaar Common Stock in any name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Dynabazaar or any agent designated by it that such tax has been paid or is not payable.

                  (e) Escheat. Neither Dynabazaar nor LQ nor any of their respective affiliates shall be liable to any holder of LQ Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement, such amounts as the Exchange Agent is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration that is withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

                  (g) Undistributed Certificates. Any portion of the certificates evidencing the Dynabazaar Common Stock or the cash to be paid in lieu of fractional shares supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Section B.3 shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration and any dividends or distributions with respect to Dynabazaar Common Stock.

                  4. Stock Transfer Books. At the close of business on the date of the Effective Time, the stock transfer books of LQ shall be closed, and there shall be no further registration of transfers of the LQ Common Stock thereafter on the records of LQ. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section B.

                  5. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Section B; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Dynabazaar, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

C. CERTAIN REPRESENTATIONS AND WARRANTIES

                  The representations and warranties by LQ to LMC and Dynabazaar set forth below are qualified by the LQ disclosure schedule, which sets forth certain disclosures concerning LQ and its subsidiaries (the "LQ DISCLOSURE SCHEDULE") and the representations and warranties by LMC and Dynabazaar to LQ set forth below are qualified by the LMC and Dynabazaar disclosure schedule, which sets forth certain disclosures concerning LMC and Dynabazaar and its subsidiaries (the "LMC AND DYNABAZAAR DISCLOSURE SCHEDULE"). The disclosure of any fact or item in any section of the LQ Disclosure Schedule or the LMC and Dynabazaar Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to such other section so long as the relevance of such disclosure to such other section is reasonably apparent.

                  LQ hereby represents and warrants to LMC and Dynabazaar with respect to LQ and its subsidiaries, and LMC and Dynabazaar hereby represent and warrant to LQ with respect to LMC and Dynabazaar and its subsidiaries, as follows:

                  1. Organization and Qualification; Subsidiaries. Each of such party and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not have a Material Adverse Effect. Each of such party and its subsidiaries is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except as would not have a Material Adverse Effect. All of LQ's subsidiaries are set forth in the reports, schedules, proxy statements and other documents filed by LQ with the Securities and Exchange Commission ("SEC") after December 31, 2004 and prior to the date of this Agreement (the "LQ SEC DOCUMENTS"), and all of Dynabazaar's subsidiaries other than LMC are set forth in the reports, schedules, proxy statements and other documents filed by Dynabazaar with the SEC after December 31, 2004 and prior to the date of this Agreement (the "DYNABAZAAR SEC DOCUMENTS").

                  2. Certificate of Incorporation and By-laws. LQ has made available to Dynabazaar, and LMC and Dynabazaar have made available to LQ, complete and correct copies of their respective certificates of incorporation and by-laws, each as amended to date (the "CHARTER DOCUMENTS"). Neither such party nor any of its subsidiaries is in violation of any of the provisions of its Charter Documents except as would not materially interfere with the operations of such entity or with the transactions contemplated hereby.

                  3. Capitalization. (a) The authorized capital stock of LQ consists of 30,000,000 shares of LQ Common Stock and 5,000,000 shares of Preferred Stock, par value $.001 per share (the "LQ PREFERRED STOCK"). As of December 22, 2006, (i) 3,214,408 shares of LQ Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and none of which were issued in violation of preemptive or similar rights, (ii) no shares of LQ Preferred Stock were issued and outstanding, and (iii) 344,800 shares of LQ Common Stock were reserved for issuance upon exercise of stock options issued under LQ Stock Option Plans and 5,210,000 shares were reserved for future grants pursuant to LQ Stock Option Plans. No change in such capitalization has occurred since September 30, 2006, except for changes resulting from the exercise or termination of LQ Stock Options. Except as expressly set forth in this Section or the LQ SEC Documents, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on LQ or any of its subsidiaries relating to the issued or unissued capital stock of LQ or any of its subsidiaries or obligating LQ or any of its subsidiaries, directly or indirectly, to issue, sell or register any shares of capital stock of, or other equity interests in, LQ or any of its subsidiaries. Except as expressly set forth in the LQ SEC Documents, there are no obligations, contingent or otherwise, of LQ or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of LQ Common Stock or the capital stock of any subsidiary. All of the outstanding shares of capital stock (other than directors' qualifying shares, if any) of each of LQ's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares, if any) owned by LQ or any of its subsidiaries are free and clear of all security interests, liens, claims, pledges, agreements, limitations in LQ's voting rights, charges or other encumbrances (collectively, "LQ Encumbrances") of any nature whatsoever, except for such LQ Encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The authorized capital stock of Dynabazaar consists of 90,000,000 shares of Dynabazaar Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 75,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock ("SERIES A PREFERRED STOCK") and 952,380 shares have been designated as Series B Preferred Stock ("SERIES B PREFERRED STOCK" and together with the Series A Preferred Stock, the "DYNABAZAAR PREFERRED STOCK"). As of December 22, 2006, (i) 23,691,756 shares of Dynabazaar Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of preemptive or similar rights, (ii) no shares of Dynabazaar Preferred Stock were outstanding and (iii) 497,000 shares of Dynabazaar Common Stock were reserved for issuance upon exercise of stock options issued under Dynabazaar's stock option plans and 4,246,177 shares were reserved for future grants pursuant to such plans. No change in such capitalization has occurred since September 30, 2006, except for changes resulting from the exercise or termination of stock options. Except as expressly set forth in this Section or in the Dynabazaar SEC Documents, there are no outstanding (x) securities of Dynabazaar convertible into or exchangeable for shares of capital stock or voting securities of Dynabazaar or (y) options or other rights to acquire from Dynabazaar, or other obligation of Dynabazaar to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Dynabazaar. There are no outstanding obligations of Dynabazaar or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities.

                  (c) Upon completion of the actions described in 4.(a)(ii) below, the shares of Dynabazaar Common Stock to be delivered as Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

                  4. Authority Relative to This Agreement. (a) Such party has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of such party, and no other corporate proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than (i) the adoption of this Agreement by the stockholders of LQ, (ii) the adoption of this Agreement by the stockholders of Dynabazaar, and (iii) the filing and recording of the Certificate of Merger as required by the DGCL.

                  (b) The provisions of Section 203 of the DGCL will not apply to the Merger.

                  (c) As of the date hereof, the Boards of Directors of LQ, LMC and Dynabazaar, respectively, have (i) determined that it is advisable and in the best interest of such party's stockholders for such party to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) adopted this Agreement in accordance with the applicable provisions of the DGCL and (iii) recommended the adoption of this Agreement by holders of such party's common stock, and (x) in the case of LQ directed that this Agreement be submitted for consideration by LQ's stockholders at a special meeting thereof (the "LQ STOCKHOLDERS MEETING"), and (y) in the case of Dynabazaar directed that (A) this Agreement, and (B) an amendment to Dynabazaar's certificate of incorporation providing for a change in the corporate name of Dynabazaar to a name mutually acceptable to the parties hereto and the removal of the classification of the Dynabazaar Board of Directors (clause (B) is herein referred to as the "DYNABAZAAR PROPOSAL") be submitted for consideration by Dynabazaar's stockholders at a special meeting thereof (the "DYNABAZAAR STOCKHOLDERS MEETING"). This Agreement has been duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                  5. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, (i) conflict with or violate such party's Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such party or any of its subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair such party's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of such party or any of its subsidiaries pursuant to, any note, credit facility, contract, agreement, lease, license, or other instrument or obligation to which such party or any of its subsidiaries is a party or by which such party or any of its subsidiaries or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, require such party or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, U.S. and non-U.S. (each, a "GOVERNMENTAL AUTHORITY"), except (i) (I) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "SECURITIES ACT"), (II) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the "EXCHANGE ACT"), (III) for applicable requirements, if any, under state securities laws and of the securities commissions or similar regulatory authorities in other applicable jurisdictions, if any; and (IV) filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay such party from performing its material obligations under this Agreement, or would not otherwise, individually or in the aggregate, have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by such party.

                  6. SEC Filings; Financial Statements. (a) Such party has filed all reports, schedules, statements and other documents (including all exhibits thereto) required to be filed with the SEC since December 31, 2004. Except as disclosed in such party's SEC Documents, such reports, schedules, statements and other documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Except as expressly set forth in such party's SEC Documents, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such party's SEC Documents were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of such party and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods indicated, except that for purposes of the foregoing representation, any unaudited interim financial statements (i) shall be read in conjunction with such party's most recent audited consolidated financial statements contained in the case of Dynabazaar, in Dynabazaar's 2005 Annual Report on Form 10-K, and in the case of LQ, in LQ's 2005 Annual Report on Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  7. Absence of Certain Changes or Events. Except as expressly set forth in such party's SEC Documents, since September 30, 2006, such party has conducted its business in the ordinary course and there have not occurred:
(i) any changes, effects or circumstances, including any damage to, destruction or loss of any asset of such party (whether or not covered by insurance) constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in such party's Charter Documents; (iii) any material changes to any of such party's employee benefit plans, arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage to new groups of employees or other individuals; (iv) any material change by such party in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (v) other than in the ordinary course of business, any disposition of a material amount of assets of such party.

                  8. No Undisclosed Liabilities. Except as expressly set forth in such party's SEC Documents, neither such party nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate fully reflected and adequately provided for in such party's unaudited balance sheet (including any related notes thereto) as of September 30, 2006, included in LQ's and Dynabazaar's respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006 (in each case, such party's "2006 BALANCE SHEET"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on such party's 2006 Balance Sheet, (iii) incurred since September 30, 2006 in the ordinary course of business and consistent with past practice in an amount not exceeding $250,000 in the aggregate, or (iv) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby.

                  9. Compliance; Permits. (a) Except as expressly set forth in such party's SEC Documents, neither such party nor any of its subsidiaries is (or has been as a result of which it could reasonably be expected now or in the future to have material liability) in conflict with, or in breach, default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to such party or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (ii) any note, bond, debenture, indenture, credit agreement or facility pursuant to which such party or any of its subsidiaries has or may incur indebtedness for borrowed money (a "FINANCING AGREEMENT") or any security, pledge, mortgage or trust agreement or arrangement in respect of any Financing Agreement or (iii) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party or any of its subsidiaries is a party or by which such party or any of its subsidiaries or its or any of their respective properties is bound or affected except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Except as expressly set forth in such party's SEC Documents, such party and its subsidiaries hold all permits, licenses, and approvals from governmental authorities which are material to the operation of the business of such party and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "PERMITS"), except where the failure to hold such Permits would not individually or in the aggregate, have a Material Adverse Effect. Such party and its subsidiaries are in compliance with the terms of the Permits, except as described in such party's SEC Documents or where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  10. Absence of Litigation. Except as expressly set forth in such party's SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of such party, threatened against such party or any of its subsidiaries, or any properties or rights of such party or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would individually or in the aggregate, have a Material Adverse Effect.

                  11. Restrictions on Business Activities. (a) Except for this Agreement or as expressly set forth in such party's SEC Documents, to such party's knowledge, there is no agreement, judgment, injunction, order or decree binding upon such party or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by such party or any of its subsidiaries, or restricting any transactions between such party and its subsidiaries, except for any prohibition or impairment as would not individually or in the aggregate, have a Material Adverse Effect.

                  12. Taxes. Except as expressly set forth in such party's SEC Documents or as would not, individually or in the aggregate, have a Material Adverse Effect:

                  (a) Such party and each of its subsidiaries has timely and accurately filed all Tax Returns required to be filed by it, and has paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2006 Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against such party or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of such party, threatened audits or investigations for or relating to any liability in respect of any Taxes, and such party has not been notified in writing of any proposed Tax claims or assessments against such party or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2006 Balance Sheet have been established or which are being contested in good faith). Neither such party nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by such party or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay Taxes shown to be due on any Tax Return. To the best knowledge of such party, there are no liens for Taxes on the assets of such party or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to such party and its subsidiaries, neither such party nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes or is a party to any tax sharing agreement or any other agreement providing for payments by such party or any of its subsidiaries with respect to Taxes.

                  (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

                  13. Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by such party or any of its subsidiaries are with reputable insurance carriers and provide coverage amounts which such party reasonably believes are both adequate for all normal risks incident to the current business of such party and its subsidiaries and their respective properties and assets, and appropriate for the businesses currently conducted by such party, except as would not individually or in the aggregate, have a Material Adverse Effect.

                  14. Brokers. Except for Rodman & Renshaw, LLC (the "LQ FINANCIAL ADVISOR"), the fees and expenses of which shall be paid by LQ, and Susquehanna Financial Group, LLLP (the "DYNABAZAAR FINANCIAL ADVISOR"), the fees and expenses of which will be paid by Dynabazaar, and Barington Capital Group, L.P., the fees and expense of which will be paid one-half by LQ and one-half by Dynabazaar, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of such party.

                  15. Opinions of Financial Advisors. The Board of Directors of LQ and its special committee have received the opinion of the LQ Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the holders of the Shares. The Board of Directors of Dynabazaar and its special committee have received the opinion of the Dynabazaar Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to Dynabazaar and the holders of Dynabazaar Common Stock.

                  16. Customers. Since January 1, 2006, no party has received any written notification from any of the ten (10) largest customers (measured in dollar value) of, in the case of Dynabazaar, its wholly owned subsidiary Costar Video Systems, LLC, and, in the case of LQ, its wholly owned subsidiary Sielox, LLC, (a) that any such customer is canceling or otherwise terminating its relationship with such party and no party knows of any such customer contemplating taking any such action or (b) of a material dispute or a material dissatisfaction concerning the goods or services rendered to such customer by such party or its subsidiary that could reasonably be expected to result in the cancellation or termination of such customer relationship.

D. CONDUCT OF BUSINESS PENDING THE MERGER

                  1. Conduct of Business by LQ. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, unless Dynabazaar shall otherwise agree in writing, LQ shall conduct its business and the businesses of its subsidiaries only in the ordinary course of business and consistent with past practice; and LQ shall use reasonable commercial efforts to preserve substantially intact the business organization of LQ and its subsidiaries, to keep available the services of the present officers, employees and consultants of LQ and its subsidiaries and to preserve the present relationships of LQ and its subsidiaries with customers, suppliers and other persons with which LQ or any of its subsidiaries has significant business relations. During such period, neither LQ nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of
Dynabazaar: (a) amend LQ Charter Documents; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in LQ or any of its subsidiaries (except for the issuance of shares of LQ Common Stock issuable pursuant to LQ Stock Options outstanding on the date hereof); (c) sell, pledge, dispose of or encumber any assets (except for sales of immaterial assets not in excess of $100,000 in the aggregate); (d) (i) declare, make or pay any dividend or other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any option, warrant or right, directly or indirectly, to acquire any such securities; (e) incur any indebtedness for borrowed money (other than in the ordinary course of business and consistent with past practice under any existing lines of credit) or issue any debt securities; (f) increase the compensation (including bonus) or severance payable to its directors, officers, employees or consultants; (g) fail to comply in all material respects with applicable laws and regulations or to timely file such documents or make such disclosures as may be required by applicable law or regulation; or (h) take any action which would make any of the representations or warranties of LQ contained in this Agreement untrue or incorrect or prevent LQ from performing its covenants hereunder or cause any condition to LQ's obligations to consummate the transactions contemplated hereby not to be satisfied.

                  2. Conduct of Business by Dynabazaar. During the period from the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, unless LQ shall otherwise agree in writing, Dynabazaar shall conduct its business and the businesses of its subsidiaries only in the ordinary course of business and consistent with past practice, other than actions taken by Dynabazaar or its subsidiaries in contemplation of consummation of the Merger. During such period, neither Dynabazaar nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of LQ: (a) amend the Dynabazaar Charter Documents; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Dynabazaar or any of its subsidiaries (except for the issuance of shares of Dynabazaar Common Stock issuable pursuant to Dynabazaar Stock Options outstanding on the date hereof); (c) sell, pledge, dispose of or encumber any assets (except sales of immaterial assets not in excess of $100,000 in the aggregate); (d)(i) declare, make or pay any dividend or other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any option, warrant or right, directly or indirectly, to acquire any such securities; (e) incur any indebtedness for borrowed money (other than in the ordinary course of business and consistent with past practice under any existing lines of credit) or issue any debt securities; (f) increase the compensation (including bonus) or severance payable to its directors, officers, employees or consultants; (g) fail to comply in all material respects with applicable laws and regulations or to timely file such documents or make such disclosures as may be required by applicable law or regulation; or (h) take any action that would make any of the representations or warranties of Dynabazaar and LMC contained in this Agreement untrue or incorrect or prevent Dynabazaar and LMC from performing their covenants hereunder or cause any condition to their obligations to consummate the transactions contemplated hereby not to be satisfied.

                  3. No Solicitation. (a) Neither LQ nor Dynabazaar shall directly or indirectly through any officer, director, employee, representative or agent of such party or any of its subsidiaries, (i) solicit, facilitate or encourage (including by way of furnishing information) or engage in negotiation with respect to any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving such party or any of its subsidiaries that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, or enter into, any agreement (whether or not purportedly legally binding) related to any Acquisition Proposal. For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means any of
(w) a transaction other than the Merger pursuant to which any person (or group of persons) acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (x) a merger or other business combination other than the Merger involving such party pursuant to which any person (or group of persons) acquires or would acquire more than 20% of the outstanding equity securities of such party or the entity surviving such merger or business combination, (y) any transaction other than the Merger pursuant to which any person (or group of persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of such party and securities of the entity surviving any merger or business combination including any of such party's subsidiaries) of such party or any of its subsidiaries having a fair market value equal to more than 20% of the fair market value of all the assets of such party and its subsidiaries, taken as a whole, or (z) any other consolidation, business combination, recapitalization or similar transaction involving such party or any significant subsidiary of such party, other than the transactions contemplated by this Agreement.

                  (b) LQ shall notify Dynabazaar, and Dynabazaar shall notify LQ, promptly (but in no event later than 24 hours) after such party's receipt of any Acquisition Proposal with respect to such party, or any modification of or amendment to any such Acquisition Proposal, or any request for nonpublic information relating to such party or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any of its subsidiaries by any person or entity that informs the Board of Directors of such party or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of such party, and the terms of any such Acquisition Proposal or modification or amendment thereto. LQ or Dynabazaar, as the case may be, shall keep the other fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. Neither LQ nor Dynabazaar nor their respective Boards of Directors shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, the approval by such Board of Directors of this Agreement or the Merger or the recommendation of such Board of Directors that such party's stockholders adopt this Agreement (and, in the case of Dynabazaar, approve the Dynabazaar Proposal). Neither LQ nor Dynabazaar nor their respective Boards of Directors shall enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction.

                  (c) Notwithstanding the foregoing, in the event that (i) prior to the date of the LQ Stockholders Meeting (in the case of LQ) or the Dynabazaar Stockholders Meeting (in the case of Dynabazaar) (x) an unsolicited, bona fide written proposal that in the reasonable judgment of the Board of Directors of the Offeree is reasonably likely to lead to a Superior Offer is submitted by a third party to LQ or Dynabazaar, as the case may be (the "OFFEREE"); (y) the Board of Directors of the Offeree determines in good faith, based on consultation with its outside legal counsel and financial advisor, that such offer constitutes a Superior Offer; and (z) following consultation with outside legal counsel, the Board of Directors of the Offeree determines that the withdrawal or modification of its recommendation that stockholders of the Offeree adopt this Agreement is necessary or advisable to comply with the fiduciary duties of the Board of Directors to the stockholders of the Offeree under applicable law, and (ii) (A) the Board of Directors of the Offeree provides written notice to the other party (a "NOTICE OF SUPERIOR OFFER") that the Offeree has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or persons making such Superior Offer, (B) the Offeree thereafter negotiates in good faith with the other party and (C) the other party does not, within ten (10) business days of the other party's receipt of the Notice of Superior Offer, make an offer that the Board of Directors of the Offeree determines in good faith, after consultation with its financial advisor, to be at least as favorable to the Offeree's stockholders as the Superior Offer; then the Board of Directors of the Offeree may thereafter (I) withdraw or modify its recommendation that the Offeree's stockholders adopt this Agreement (and, in the case of Dynabazaar, approve the Dynabazaar Proposal) and/or (II) approve or recommend such Superior Offer. A "Superior Offer" means, with respect to any Offeree, a third-party Acquisition Proposal on terms that the Board of Directors of such Offeree determines in good faith, based on consultation with its outside legal counsel and financial advisor, are meaningfully more favorable to the Offeree's stockholders than the Merger (after giving effect to any adjustments proposed in writing by the other party in response to such third-party Acquisition Proposal) and is reasonably certain to be consummated, taking into account all legal, financial and regulatory aspects of, and conditions to, such third-party Acquisition Proposal (including any required financing).

                  (d) Nothing contained in this Section shall prohibit either LQ or Dynabazaar from taking and disclosing to its stockholders a position expressly required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders expressly required by applicable law, rule or regulation, or (except in connection with an Acquisition Proposal) from providing information to, or engaging in discussions with, third parties to the extent that providing such information or engaging in such discussions is expressly required by applicable law and the Board of Directors of such party has received a written opinion of independent counsel of nationally recognized standing that such action is so expressly required.

E. ADDITIONAL AGREEMENTS

                  1. Proxy Statement/Prospectus; Registration Statement. (a) As promptly as reasonably practicable after the execution of this Agreement, LQ and Dynabazaar shall prepare and file with the SEC, preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (the "PROXY STATEMENT/PROSPECTUS") and the Registration Statement relating to the adoption of this Agreement by LQ's stockholders and Dynabazaar's stockholders and the approval of the Dynabazaar Proposal by Dynabazaar's stockholders, and shall use all reasonable efforts to cause the Registration Statement to become effective and shall mail the Proxy Statement/Prospectus to their respective stockholders as soon thereafter as reasonably practicable. LQ shall furnish to Dynabazaar all information concerning LQ and the holders of capital stock of LQ as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus.

                  (b) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of LQ in favor of adoption of this Agreement by the stockholders of LQ and the recommendation of the Board of Directors of Dynabazaar in favor of the adoption of this Agreement and the approval of the Dynabazaar Proposal by the stockholders of Dynabazaar.

                  2. Stockholders Meetings. Each of LQ and Dynabazaar shall establish a record date for, duly call, give notice of, convene and hold the LQ Stockholders Meeting and the Dynabazaar Stockholders Meeting, respectively, as promptly as practicable for the purpose of voting upon the adoption of this Agreement and, in the case of Dynabazaar, the approval of the Dynabazaar Proposal, and shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to their respective stockholders and to hold such meetings as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of LQ and Dynabazaar shall solicit from their respective stockholders proxies in favor of adoption of this Agreement and, in the case of Dynabazaar, the approval of the Dynabazaar Proposal, and shall take all other reasonable action necessary or advisable to secure the vote or consent of such stockholders in favor of such adoption and approval.

                  3. Access to Information; Confidentiality. Upon reasonable notice, each of LQ and Dynabazaar shall (and shall cause its subsidiaries to), during the period after the execution and delivery of this Agreement and prior to the Effective Time, (i) afford to the officers, employees, accountants, counsel, investment bankers, and other representatives of the other reasonable access to the properties, books, records and contracts and agreements of such party, its subsidiaries and joint ventures, (ii) furnish promptly to the other party all information concerning the business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel of such party and its subsidiaries as the other party may request, and (iii) make available to the other party the appropriate officers, employees, consultants and other individuals of such party and its subsidiaries for discussion thereof as the other party may request. Such information shall be kept confidential in accordance with the terms of the existing Confidentiality Agreement, dated October 5, 2006 between Dynabazaar and LQ (the "CONFIDENTIALITY AGREEMENT").

                  4. Consents; Approvals. LQ and Dynabazaar shall each use its reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders, and shall make as promptly as reasonably practicable all filings required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. LQ and Dynabazaar shall furnish all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

                  5. Notification of Certain Matters. LQ shall give prompt notice to Dynabazaar, and Dynabazaar shall give prompt notice to LQ, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of LQ, Dynabazaar or LMC, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of G.1.(g) unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

                  6. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

                  7. Public Announcements. Dynabazaar and LQ shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the applicable rules and regulations of the SEC if it has used all reasonable efforts to consult with the other party. This Agreement shall be first publicly announced by means of a joint press release in substantially the form of Exhibit A hereto.

                  8. Dynabazaar Common Stock. Dynabazaar shall use its best efforts to cause the Dynabazaar Common Stock to be delivered to the holders of LQ Common Stock in the Merger to be listed, upon official notice of issuance, on the NASDAQ OTCBB prior to the Effective Time, and to take any action reasonably required to be taken under non-U.S. securities laws in connection with the issuance of Dynabazaar Common Stock in the Merger.

                  9. Stock Options. At the Effective Time, and subject to the last sentence of this Section, Dynabazaar and LQ shall take all necessary action to provide that each outstanding LQ Stock Option will continue to have, and be subject to, the same terms and conditions set forth in the relevant LQ stock option plan and applicable award agreement immediately prior to the Effective Time except that (i) each LQ Stock Option will be exercisable for that number of whole shares of Dynabazaar Common Stock equal to the product of the number of shares of LQ Common Stock that were issuable upon exercise of such Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Dynabazaar Common Stock and
(ii) the per share exercise price for the shares of Dynabazaar Common Stock issuable upon exercise of such LQ Stock Option will be equal to the quotient determined by dividing the exercise price per share of LQ Common Stock at which such LQ Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

                  10. Directors. At the Effective Time, three (3) vacancies shall be created on the Dynabazaar Board of Directors through resignation or by increase in the size of the Board of Directors, and the names set forth on Schedule E.10. hereto shall be designated by the Dynabazaar Board of Directors to fill such vacancies

                  11. Officers. At the Effective Time, the persons named on Schedule E.11. hereto shall be the executive officers of Dynabazaar.

                  12. Director and Officer Liability.

                  (a) For seven (7) years after the Effective Time, Dynabazaar shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently serving as an officer or director of Dynabazaar or LQ on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section E.12.(a), Dynabazaar shall not be obligated to pay an aggregate premium per annum in excess of 200% of the amount per annum Dynabazaar paid in its last full fiscal year (the "MAXIMUM PREMIUM"); provided, further, that if the aggregate premium per annum is in excess of the Maximum Premium, Dynabazaar shall obtain a policy with the greatest coverage available not exceeding the Maximum Premium.

                  (b) The certificate of incorporation and the by-laws of Dynabazaar shall contain provisions relating to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement) no less favorable to the recipients than those set forth in the certificate of incorporation and the by-laws of Dynabazaar as in effect on the date hereof, and such provisions shall not be amended or modified, in any material respect, in any manner that would be less favorable to such recipients, for seven (7) years after the Effective Time.

F. CONDITIONS TO THE MERGER

                  1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order shall have been issued by the SEC and no proceedings for that or any similar purpose shall have been initiated or threatened by the SEC;

                  (b) Stockholder Adoption. This Agreement shall have been adopted by the requisite vote of the stockholders of each of LQ and Dynabazaar;

                  (c) Legal Actions. There shall not have been instituted, pending or threatened any action or proceeding by any Governmental Authority or before any Governmental Authority or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in, nor shall there be in effect, any judgment, decree or order of any Governmental Authority or court of competent jurisdiction or any other legal restraint (i) preventing consummation of the Merger, (ii) prohibiting or limiting Dynabazaar from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Dynabazaar or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling Dynabazaar or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are, or impose any liability which is, material to Dynabazaar or LQ, or material as compared against the aggregate Merger Consideration;

                  (d) Illegality. No statute, rule, regulation, order or judicial decision shall be enacted, published, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

                  (e) Tax-Free Reorganization. There shall not have been enacted any change in any applicable law, rule or regulation that prevents the Merger from qualifying as a tax-free reorganization pursuant to Section 368(a) of the Code.

                  2. Additional Conditions to Obligations of Dynabazaar and LMC. The obligations of Dynabazaar and LMC to effect the Merger are also subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of LQ contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not individually or in the aggregate with all other such failures, have a Material Adverse Effect (except the representations and warranties set forth in Section
C.3. (capitalization), which shall be true and correct in all respects), and Dynabazaar shall have received a certificate of LQ to such effect signed by the Chief Executive Officer or Chief Financial Officer of LQ;

                  (b) Agreements and Covenants. LQ shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Dynabazaar shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of LQ;

                  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by LQ for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by LQ, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not individually or in the aggregate with all other such failures, to have a Material Adverse Effect on LQ or Dynabazaar; and

                  (d) Dissenters. Holders of no more than 10% of the Shares shall have exercised dissenters' rights in accordance with the DGCL.

                  3. Additional Conditions to Obligation of LQ. The obligation of LQ to effect the Merger is also subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Dynabazaar and LMC contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and LQ shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Dynabazaar;

                  (b) Agreements and Covenants. Dynabazaar and LMC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and LQ shall have received a certificate of Dynabazaar to such effect signed by the Chief Executive Officer or Chief Financial Officer of Dynabazaar;

                  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by LMC or Dynabazaar for the authorization, execution and delivery of this Agreement, and the consummation by them of the transactions contemplated hereby shall have been obtained and made by LMC or Dynabazaar, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not individually or in the aggregate with all other such failures, to have a Material Adverse Effect on LQ, LMC or Dynabazaar; and

                  (d) Listing. The Dynabazaar Common Stock to be delivered in connection with the Merger shall have been authorized for listing on the NASDAQ OTCBB upon official notice of issuance.

G. TERMINATION

                  1. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of LQ or Dynabazaar:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Dynabazaar, LMC and LQ; or

                  (b) by either Dynabazaar or LQ, if the Merger shall not have been consummated by June 30, 2007 (other than for the reasons set forth in clause (c) below); provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

                  (c) by either Dynabazaar or LQ, if the requisite vote of the stockholders of LQ or Dynabazaar shall not have been obtained by June 25, 2007, or if the stockholders of LQ shall not have adopted this Agreement at the LQ Stockholders Meeting or the stockholders of Dynabazaar shall not have adopted this Agreement and approved the Dynabazaar Proposal at the Dynabazaar Stockholders Meeting; provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to a party which has not complied in all material respects with its obligations under Section E.1 and 2; or

                  (d) by either Dynabazaar or LQ, if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (e) by Dynabazaar, on one hand, or LQ, on the other hand, if, whether or not permitted to do so by this Agreement, the Board of Directors of the other party or the other party shall (x) (i) withdraw, modify or change its approval of this Agreement or the Merger, or its recommendation that its stockholders approve this Agreement (and, in the case of Dynabazaar, approve the Dynabazaar Proposal), in a manner adverse to the terminating party or shall have resolved to do so; (ii) approve or recommend to its stockholders an Acquisition Proposal or Alternative Transaction; (iii) approve or recommend that its stockholders tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of its Board of Directors in favor of approval of this Agreement pursuant to Section E.1.(b) or fail to take the action required by the second sentence of Section E.2.; or
(y) take any public position or make any disclosures to its stockholders generally, whether or not permitted pursuant to Section D.3., which has the effect of any of the foregoing; or

                  (f) by Dynabazaar if any representation or warranty of LQ set forth in this Agreement, or by LQ if any representation or warranty of Dynabazaar or LMC set forth in this Agreement, (i) shall have been untrue when made, or (ii) shall have been true when made but shall have become untrue thereafter, such that the conditions set forth in Sections F.2.(a) or F.3.(a), as the case may be, would not be satisfied (a "TERMINATING MISREPRESENTATION"); provided that if such Terminating Misrepresentation is reasonably curable prior to the earlier of June 20, 2007 or 45 days after notice thereof and for so long as the breaching party continues to exercise reasonable best efforts to effect such cure, neither Dynabazaar nor LQ, respectively, may terminate this Agreement under this Section G.1.(f) prior to June 20, 2007; or

                  (g) by Dynabazaar upon a breach of any covenant or agreement on the part of LQ set forth in this Agreement, or by LQ upon a breach of any covenant or agreement on the part of Dynabazaar or LMC set forth in this Agreement, such that the conditions set forth in Sections F.2.(b) or F.3.(b), as the case may be, would not be satisfied (a "TERMINATING BREACH"); provided that, if such Terminating Breach is reasonably curable prior to the earlier of June 20, 2007 or 45 days after notice thereof and for so long as the breaching party continues to exercise reasonable best efforts to effect such cure, neither Dynabazaar nor LQ, respectively, may terminate this Agreement under this Section G.1.(g) prior to June 20, 2007.

                  2. Effect of Termination. In the event of the termination pursuant to Section G.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except as set forth in Section G.3. Notwithstanding the foregoing, nothing herein shall relieve LQ or Dynabazaar from liability for any willful breach hereof or willful misrepresentation herein.

                  3. Fees and Expenses. Except as set forth in this Section G.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is not consummated Dynabazaar and LQ shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

                  (a) LQ shall pay Dynabazaar a fee of $200,000 (such amount, the "Termination Fee"), and shall also pay Dynabazaar's actual, documented and reasonable out-of-pocket expenses relating to the authorization, negotiation, execution and performance of the transactions contemplated by this Agreement, the preparation, printing, filing or mailing of the Proxy Statement/Prospectus, the solicitation of stockholder approvals and other matters related to the consummation of the transaction contemplated by this Agreement (including, but not limited to, fees and expenses of counsel, accountants and financial advisors) in an aggregate amount not to exceed $350,000 (such expenses of Dynabazaar, "DYNABAZAAR'S EXPENSES," and such expenses of LQ, "LQ'S EXPENSES"), upon the first to occur of any of the following events: (i) the termination of this Agreement by Dynabazaar or LQ pursuant to Section G.1.(c) following the LQ Stockholders Meeting at which the stockholders of LQ failed to adopt this Agreement, provided that the Alternative Transaction Condition is satisfied by a transaction with respect to LQ; and (ii) the termination of this Agreement by Dynabazaar pursuant to Section G.1.(e), (f) or (g).

                  (b) Dynabazaar shall pay LQ the Termination Fee and shall also pay LQ's Expenses, upon the first to occur of any of the following events: (i) the termination of this Agreement by Dynabazaar or LQ pursuant to Section G.1(c) following the Dynabazaar Stockholders Meeting at which the stockholders of Dynabazaar failed to adopt this Agreement, provided that the Alternative Transaction Condition is satisfied by a transaction with respect to Dynabazaar; and (ii) the termination of this Agreement by LQ pursuant to Section G.1.(e),
(f) or (g).

                  (c) The "ALTERNATIVE TRANSACTION CONDITION" shall be satisfied in respect of a termination of this Agreement if an Alternative Transaction with respect to LQ (in the case of (a) above), or an Alternative Transaction with respect to Dynabazaar (in the case of (b) above), shall be publicly announced during the period beginning on the date of this Agreement and ending twelve (12) months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on terms substantially equivalent to or more favorable to LQ or its stockholders (in the case of (a) above) or to the Dynabazaar or its stockholders (in the case of (b) above) than the terms theretofore announced. In no event shall a party be required to pay the Termination Fee or any Expenses hereunder if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such Termination Fee and/or Expenses was in material breach of its obligations under this Agreement. The payments provided for in Section G.3(a) shall be the sole and exclusive remedy of Dynabazaar upon a termination of this Agreement by Dynabazaar pursuant to Section G.1(c), (e), (f) or (g), and the payments provided for in Section G.3(b) shall be the sole and exclusive remedy of LQ upon a termination of this Agreement by LQ pursuant to Section G.1(c), (e), (f) or
(g); provided, however, that the foregoing shall not apply to any willful breach of this Agreement or any willful misrepresentation hereunder.

H. GENERAL PROVISIONS

                  1. Notices. All notices pursuant hereto shall be in writing and shall be deemed to have been duly given if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  If to LMC or Dynabazaar:

                  888 Seventh Avenue
                  17th Floor
                  New York, NY 10024
                  Attn: Chief Executive Officer
                  Fax: (212) 586-7684

                  With a copy (which shall not constitute notice) to:

                  Bryan Cave LLP
                  Two North Central Avenue, Suite 2200
                  Phoenix, Arizona 85004
                  Attn: Frank Placenti, Esq.
                  Fax: (602) 716-8451

                  If to LQ:

                  888 Seventh Avenue
                  17th Floor
                  New York, NY 10024
                  Attn: Chief Executive Officer
                  Fax: (212) 586-7684

                  With a copy (which shall not constitute notice) to:

                  Norris McLaughlin & Marcus, PA
                  875 Third Avenue
                  18th Floor
                  New York, NY 10022
                  Attn: Douglas Brown, Esq.
                        David T. Harmon, Esq.
                  Fax: (212) 808-0844

                  2. Material Adverse Effect. For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT," when used in connection with LQ or any of its subsidiaries or Dynabazaar or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, financial condition, prospects or results of operations of LQ and its subsidiaries or Dynabazaar and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to
(A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which LQ and Dynabazaar conduct business or (C) this Agreement, the announcement thereof and the transactions contemplated thereby, or (ii) materially adversely affects the ability of LQ, or LMC and Dynabazaar, as the case may be, timely to perform the obligations or consummate the transactions contemplated by this Agreement.

                  3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of LQ or Dynabazaar, no amendment may be made which by law requires approval by such stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  4. Entire Agreement. This Agreement constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matters hereof.

                  5. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of LMC hereunder may be assigned to Dynabazaar or any direct or indirect wholly owned subsidiary of Dynabazaar.

                  6. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed therein.

                  (b) Each of the parties hereto submits to the exclusive jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan, State of New York, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

                  7. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, LMC, Dynabazaar and LQ have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 L Q CORPORATION, INC.


                                 By: /s/ Steven Berns
                                     -------------------------------------------
                                 Name: Steven Berns
                                 Title: Chairman



                                 LQ MERGER CORP.


                                 By: /s/ Melvyn Brunt
                                     -------------------------------------------
                                 Name: Melvyn Brunt
                                 Title: Chief Financial Officer and Treasurer



                                 DYNABAZAAR, INC.


                                 By: /s/ Rory Cowan
                                     -------------------------------------------
                                 Name: Rory Cowan
                                 Title: Chairman


            [Exhibits and Disclosure Schedules Intentionally Omitted]